                                                                    Exhibit 10.1

              STOCK PURCHASE AND CAPITAL CONTRIBUTION  AGREEMENT
              --------------------------------------------------


  THIS STOCK PURCHASE AND CAPITAL CONTRIBUTION AGREEMENT (the "Agreement") as herein defined, is entered into as of this 22nd day of September of 1997 by and among:

  (i) Tele-Communications International, Inc., a corporation duly incorporated and registered in United States of America (hereinafter referred to as "TINTA"),

  (ii) Basilia Jaliquias, I.D.N 3,303,838, Natalio Wende, I.D.N 4,203,286, and Eduardo Eurnekian, I.D.N 2,073,443, all represented hereunder by Eduardo Eurnekian (hereinafter referred to collectively as "EE"),

  TINTA and EE collectively the "Stockholders",

  (iii) CEI Citicorp Holdings S.A., a corporation duly incorporated and registered in Argentina (hereinafter referred to as "CEI" or "Buyer"), and

  (iv) T.I. Telefonica Internacional de Espana S.A., a corporation duly incorporated and registered in Spain (hereinafter referred to as "TISA" or "Buyer"),

  CEI and TISA collectively the "Buyers".

                                    WHEREAS
                                    -------

  A. The Stockholders own all the shares representing the stock and votes of the Companies (as herein defined) as set out in detail in Exhibit A. Hereinafter, the companies described in Exhibit A will be referred to individually as "Company" and collectively as "Companies".

  B. Stockholders desire to sell to Buyers and Buyers desire to buy from Stockholders the shares representing the capital stock and votes in the Companies and in the percentages set forth in Exhibit B.

  C. The Stockholders and the Buyers also desire to enter into the Stockholders Agreement attached hereto as Exhibit C of this Agreement.

  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

DEFINITIONS
-----------

For purposes of this Agreement, the following terms shall have the following meanings:

"Agreement": this Agreement and its exhibits.

"Assets": All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased or held, used or useful in the Company Business in which Companies or Subsidiaries have any right, title or interest or in which Companies or Subsidiaries have acquired any right, title or interest on or before the Closing Date, including Governmental Permits, Company Contracts, Equipment, Real Property and cable inventory listed in the Inventory.

"Balance Sheet": with respect to Cablevision S.A. and its Subsidiaries means the consolidated balance sheet as of June 30, 1997; with respect to Construred S.A. means the balance sheet as of December 31, 1996; with respect to Univent's S.A. means the balance sheet as of December 31, 1996.

"Balance Sheet Date": shall mean with respect to each Company or Subsidiary, the date indicated in "Balance Sheet".

"Basic Services": the transmission of cable television programming sold to Companies' and Subsidiaries' subscribers as a package as part of the Company Business, for which subscribers pay a fixed monthly fee to Companies or Subsidiaries, including the satellite transmission related to Televisora Belgrano S.A. in the city of Chascomus,

Province of Buenos Aires, UHF transmissions related to Televisora La Plata S.A. and data transmissions made through FiberTel-TCI2 S.A.

"Closing": means the consummation of the transactions contemplated by this Agreement.

"Closing Date": meaning the date in which the consummation of the transactions contemplated by this Agreement takes place.

"COMFER": meaning the Comite Federal de Radiodifusion of Argentina.

"COMFER Approval": shall mean all necessary authorizations or consents from COMFER required to consummate the transactions contemplated by this Agreement and/or the obligations assumed and/or provisions contained herein.

"Company" (or jointly "Companies"): meaning Cablevision S.A., Construred S.A. and Univent's S.A.

"Company Contracts": All material contracts and agreements, other than Governmental Permits, pertaining to ownership, operation and maintenance of the Companies or the Subsidiaries.

"Company Business": meaning the operation of a complete cable television reception and distribution System located in the cities of Buenos Aires, Greater Buenos Aires, La Plata, and in the city of Chascomus, Province of Buenos Aires developed by the Companies and the Subsidiaries. In addition, it includes the construction activities carried out by Construred S.A., data transmission activities carried out by FiberTel-TCI2 S.A. and the UHF transmission related to Televisora La Plata S.A.. Univent's is currently a dormant company, but will be purchased hereby.

"Current Assets": those items classified as such in the Balance Sheet as of the Balance Sheet Date prepared in accordance with GAAP.

"EBITDA": the Companies' and the Subsidiaries' -excluding Televisora La Plata S.A.- earnings before deduction of interest, taxes, depreciation and amortization for the six month period ended 30 June 1997, according to generally accepted accounting principles in the United States of America.

"Effective Date": the date of the execution of this Agreement.

"Encumbrances": any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

"Equipment": all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, decoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Company Business.

"GAAP": generally accepted accounting principles in force in the Argentine Republic from time to time.

"Governmental Authorities": (i) The Republic of Argentina, (ii) any province or territory of the Republic of Argentina and any political subdivision thereof (including provinces, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, including, but not limited to, the COMFER.

"Governmental Permits": all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

"Legal Requirements": any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying or interpreting any Legal Requirement.

"Liabilities": those items classified as liabilities on the Balance Sheet prepared in accordance with GAAP as of the Balance Sheet Date.

"Net Debt": total Liabilities minus Current Assets, according to GAAP.

"Persons": any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

"Purchase Price": shall be that defined in Section 1.2.

"Real Property": all Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests (if any) in Companies' offices and headend sites and leasehold interests and easements.

"Required Consents": all franchises, licenses, approvals and consents required under Governmental Permits, Company Contracts or otherwise for (a) Stockholders to transfer the Shares to Buyers, and (b) Buyers to assume and perform the Governmental Permits and the Company Contracts after the Closing Date.

"Shares": meaning the percentage of shares of each of the Companies owned by each of the Stockholders and transferred to Buyers, set out in Exhibit B, including every right and benefits corresponding thereto; preferential rights for the subscription of new shares of the Companies, whenever it is related to their separate transfer irrespective of the corresponding shares, and rights derived from advances on account of future subscriptions of shares of the Companies indicated in Exhibit 2.18.

"Stockholders Agreement": meaning the document which shall govern the relationship among the Companies' stockholders after the Closing as set out in Exhibit C.

"System": a complete cable television reception and distribution system operated in the conduct of the Company Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System. This definition does also apply to the UHF activities of Televisora La Plata S.A. and to FiberTel TCI2 S.A.

"Subscribed Shares": the shares of Cablevision S.A. to be subscribed by Buyers, as set out in Section 1.3.

"Subsidiaries": the companies owned by Cablevision S.A., meaning FiberTel TCI2 S.A., Televisora Belgrano S.A., Oeste Cable Color S.A., Cable Rios de los Deltas S.A. and Televisora La Plata S.A.


                                   ARTICLE I
                 PURCHASE, SALE AND SUBSCRIPTION OF THE SHARES
                 ---------------------------------------------


  SECTION 1.1. Purchase and Sale of the Shares. At Closing, upon the terms and
               -------------------------------
subject to the conditions set forth in this Agreement, the Stockholders shall sell the Shares to Buyers and Buyers shall purchase the Shares from the Stockholders. For said purpose, the Stockholders shall deliver to Buyers such documents representing the Shares, in proper form for transfer, with appropriate transfer notices, and any other documents or instruments which may be necessary in order to vest Buyers with good and exclusive title to the Shares. Buyers simultaneously will deliver cash denominated in United States Dollars in payment of the Purchase Price (as hereinafter defined) pursuant to Section 1.2.

  SECTION 1.2  Purchase Price. In consideration of the Shares and of the
               --------------
covenants, representations and warranties made by Stockholders in this Agreement, Buyers hereby agree to pay the Purchase Price, that is to say:

  (i) to TINTA the amount of U$S 120,000,000 (One Hundred Twenty Million United States Dollars) and

  (ii) to EE the amount of U$S 321,176,470 (Three Hundred Twenty One Million One Thousand Seventy Six Four Hundred Seventy United States Dollars).

  The parties agree that the Purchase Price was agreed to, on the basis of the Stockholders' representations and warranties contained herein, including the representation and warranty that, as of 30 June 1997: (a) the EBITDA for the previous six month period was U$S 43,000,000 and that Net Debt was U$S 182,000,000.

  The Purchase Price will be paid by Buyers by way of wire transfer of readily available funds, to the accounts to be indicated in writing, by each Stockholder three days prior to Closing, as follows:

  (i) To TINTA: The amount of U$S 21,000,000 (Twenty one million United States Dollars) has been paid by Buyers to TINTA on July 25, 1997. The balance of U$S 99,000,000 (Ninety nine million United States Dollars) shall be paid at Closing;

  (ii) To EE: The amount of U$S 32,117,647 (Thirty Two million One hundred Seventeen Thousand Six Hundred Fourty Seven United States Dollars) has been already paid by Buyers to EE on July 25, 1997. The balance of U$S
289,058,823.00(Two Hundred Eigthy Nine Million Fifty Eight Thousand Eight Hundred Twenty Three United States Dollars) shall be paid at Closing

  SECTION 1.3 Subscription of the Subscribed Shares.
              -------------------------------------

  1.3.1 At Closing Buyers will subscribe the Subscribed Shares at a Subscription Price of U$S 320,000,000, that is to say U$S 90.3488 per share. For this purpose, Stockholders and Buyers will cause Cablevision S.A. to hold an Unanimous Extraordinary Shareholders Meeting that will approve a capital increase of $ 3,541,829, from $ 9,115,000 to $ 12,656,829 to be totally subscribed by Buyers. Each Buyer will subscribe one half of the Subscribed Shares. CEI will subscribe its portion of the Subscribed Shares through a wholly owned subsidiary named Southtel Equity Corporation, a company organized according to the laws of the Cayman Islands, BWI, with legal domicile at the offices of Maples and Calder, P.O. Box 309, Grand Cayman ("Southtel").

  1.3.2 TINTA and Martin Eurnekian hereby irrevocably renounce to preemptive right to subscribe their pro rata portion of the Subscribed Shares.

  1.3.3 The Subscribed Shares will be paid: (i) 25% of the Subscription Price (the "Initial Payment") at Closing; and (ii) the balance, that is to say 75% of the Subscription Price, within two (2) years as from Closing Date or, at the request of the Board of Directors at an earlier time, plus interest thereon at LIBOR from the Closing

Date to the effective date of payment, payable in arrears. The obligations of Buyers to pay the balance foreseen hereto will be evidenced by a Subscription Agreement to be executed at Closing which will contain the unconditional and irrevocable promise of the Buyers to pay such balance plus applicable interest on the due date thereof. Southtel and TISA shall be jointly and severally liable for the full payment of the Subscription Price and interest thereon.

  1.3.4 If on April 30, 1998 Buyers have not paid in to Cablevision S.A. the 100% of the Subscription Price the Board of directors of Cablevision S.A. (with the majority foreseen in Section 5.6 (ii) of the Stockholders Agreement) shall decide either: (i) to request Buyers the full paying in of the Subscribed Shares on or before June 30, 1998; or (ii) to submit to the Shareholders meeting of Cablevision S.A. a proposal for a reduction of capital of Cablevision S.A. in an amount equal to the unpaid portion of the Subscription Price divided by 90.3488 which reduction will result in a redemption of the Subscribed Shares (including the Subscribed Shares purchased with the Initial Payment). The price per share used in such reduction of capital will be U$S 90.3488 per share plus interest at LIBOR from the date of subscription of the Subscription Price. The capital reduction will be allocated in the following proportions: TINTA 28.27%; Eurnekian 0%; CEI 35.865% and TISA 35.865%. For such purposes Stockholders and Buyers agree to cause an Unanimous Extraordinary Shareholders Meeting of Cablevision S.A. to approve said proposal.

  If the Board determines to reduce Cablevision S.A.'s capital, TINTA will receive a long-form, full recourse, United States promissory note, payable on demand and subject to the exclusive jurisdiction of the laws and courts of the State of New York (the "Note"). At TINTA's option, the maker of the Note will be Cablevision S.A. or the Buyers (jointly and severally).

  If Cablevision S.A.'s capital is reduced in an amount equal to US$ 320,000,000 divided by 90.3488, the principal amount of the Note will be US$ 90,000,000. If Cablevision S.A.'s capital is reduced in an amount equal to US$ 240,000,000 divided by 90.3488, the principal amount of the Note will be US$ 67,848,000. All reductions of Cablevision S.A.'s capital unders this Section shall be done accordingly.

      SECTION 1.4 Additional Agreements. (a) At Closing, Stockholders and/or
                  ---------------------
Company will enter into the following agreements with Buyers and/or each Company, as appropriate:

      (i) The Stockholders Agreement substantially according to the wording contained in Exhibit C.

      (ii) The Five Year Management Agreement between the Company and TINTA, substantially in the wording attached as Exhibit 1.4 (ii).

      (b) At Closing, Stockholders and Buyers will cause the Company to extend the programming agreement with Pramer S.R.L. as provided in Section 3.4 of the Stockholders Agreement.

  SECTION 1.5 Late Payment. Default. The delay in the payment of any eventual
              ---------------------
monies due will occur automatically, with the expiration of the agreed dates, without need of any judicial or out-of-court requirement, giving way to punitive and compensatory interest at a daily rate equivalent to a rate of 15% per annum, during which payment is due and until the date of payment.

  SECTION 1.6 Deliveries by Stockholders Stockholders agree to deliver, prior to
              -------------------------
Closing,  the following items and documents to Buyers or make them available at
Companies:

  (a) a certified copy of the Articles of Incorporation of the Companies and the Subsidiaries, as amended, and of the Companies and Subsidiaries By-laws.

  (b) minutes and written actions containing an accurate record of proceedings of, and actions by the shareholders and directors of the Companies and of the Subsidiaries from their inception.

  (c) copies of the shareholders books of the Companies and of the Subsidiaries which accurately reflect all issuances, reissuances, cancellations, liens (if applicable), transfers and encumbrances of Companies' and Subsidiaries' stock which adequately reflect all ownership, cancellations, capital increases, liens (if applicable), transfers and encumbrances of Companies and Subsidiaries interest.

  (d) copies of all Governmental Permits for the ongoing Company Business.

  (e) copies of Company Contracts and title documents.

  (f) copies of any title documents or Company Contracts representing intangible property and boundaries of all Real Property as owned or leased by the Companies and the Subsidiaries together with any and all improvements, rights of way, easements, roads and such other features as Buyers shall reasonably specify.

  (g) copies of the insurance policies presently in force.

  (h) copies of any employee incentive, bonus or benefit plans or agreements.

  (i) the Balance Sheet of Cablevision S.A., Construred S.A. and Univent's S.A.

  (j) copies of such other documents and items as Buyers may reasonably request.


  SECTION 1.7 Closing The Closing of the transactions contemplated in this
              -------
Agreement will take place at Tucuman 1, 18th floor, Buenos Aires, or at such other place as Stockholders and Buyers mutually agree, on such date on which all the conditions precedent set forth in Article IV shall have been satisfied or waived in accordance with the terms hereof and applicable law. The date of the Closing shall be a date on or before October 23, 1997, except that in case US West (as defined hereunder) exercises its tag along right pursuant to the US West Agreement and Buyers agree to purchase in accordance to said agreement, the date of Closing shall be the earliest possible date thereafter , taking into account that the closing under the US West Agreement must take place simultaneously with the Closing.

  At Closing
  ----------

  1.7.1 Stockholders shall deliver to Buyers:

  (A) the written resignations of the current members of the Board of directors, of the current syndics and of the managers (which the parties may have agreed that will not remain employees) of each of the Companies and the Subsidiaries, resignations that will encompass their offices and fees as per the wording attached as Exhibit 1.7.1 (A);

  (B) copies of the corresponding board of directors meetings approving the resignations of the current members of the Board of directors and of the current syndics of the Companies and the Subsidiaries;

  (C) copies of the shareholders meetings of each of the Companies and the Subsidiaries approving all the actions taken by the directors and syndics and accepting the resignations of such directors and syndics and appointing new members of the Board of directors and new syndics as Stockholders and Buyers shall agree;

  (D) the documents evidencing the Shares, duly endorsed, and such other documents or instruments as Buyers may request, in order that Buyers be vested with good and exclusive title to the Shares;

  (E) to the extent not previously delivered, copies of the minute books, shareholders books of the Companies and the Subsidiaries and such other papers, evidence of title or interest, books, records, files, correspondence, memoranda and other documents of the Companies and the Subsidiaries, as Buyers may reasonably request;

  (F) a report issued by a Real Estate Registry or by a notary or an officer of the Companies and the Subsidiaries satisfactory to Buyers, to the effect that
(i) none of the Assets is subject to any recorded lien, including any lien for federal, state or local taxes or assessments, and (ii) no suits or judgments related to Real Property have been filed against the pertinent Company except for those indicated in the Balance Sheet;

  (G) employment Agreements, dated the Closing Date, executed by the Companies and the Subsidiaries and mutually agreed key employees;

  (H) duly certified copies of resolutions of the Board of Directors or similar governing body of TINTA, authorizing the execution, delivery and performance of this Agreement by such Stockholder which resolutions shall be in full force an effect at and as of the Closing;

  (I) duly certified copies of the powers of attorney granted by Messrs. Basilia Jaliquias and Natalio Wende, in favor of EE, authorizing the execution, delivery and performance of this Agreement by such Stockholders;

     (J) documentary proof that the Companies and the Subsidiaries timely obtained or filed complete and timely applications for all authorizations needed to carry all signals being carried and all authorizations needed to utilize the frequencies on which these signals are carried and to carry out the Company Business;

     (K) all blueprints, schematics, drawings, diagrams, maps, system design bill of material, engineering and technical data, used by the Companies and the Subsidiaries in connection with the Assets and the Company Business, unless Buyers shall direct in writing that the same or part thereof be delivered to Buyers elsewhere;

     (L) a certificate signed by the Secretary (or other person having and exercising equivalent authority) of TINTA certifying to Buyers the incumbency of TINTA's officers to execute this Agreement (or persons having and exercising equivalent authority) as from the Closing Date, and bearing the authentic signatures of all such officers (or other persons) who have executed this Agreement;

     (M) a long-form certificate of good standing for the Companies and the Subsidiaries dated not more than five (5) days prior to the Closing Date, a certificate of tax good standing for the Companies and the Subsidiaries dated not more than five (5) days prior to the Closing Date and a "bring-down" tax good standing letter for the Companies and the Subsidiaries dated the Closing Date, in each case from the Company syndic or the Chairman of the board of directors;

     (N) such documents and instruments as parties may agree in order to change the authorized signatures for all bank accounts of the Companies and the Subsidiaries, and the persons authorized to have access to the Companies' and the Subsidiaries' bank accounts;

     (O) a list of the cable inventory of the Companies and the Subsidiaries as of June 30, 1997 (hereinafter the "Inventory").

     1.7.1.A Eurnekian shall deliver to Buyers an instrument by which Pramer S.R.L. grants Cablevision S.A., free of charge, a 180 day term license for the non exclusive use of the "Cablevision" and "CV" trademarks and any and all other "Cablevision" and "CV" related trademarks.

     1.7.1B TINTA shall deliver to Buyers an instrument by which Tele-Communications, Inc. grants Cablevision S.A., free of charge, a licence for the use of the "TCI" denomination and related trademarks. Said license will be in effect during the term of the Management Agreement and any extension thereof.

     1.7.2. The following events shall take place:

     (A) an Unanimous Extraordinary Shareholders Meeting of Cablevision S.A. shall approve: (i) a capital increase of $ 3,541,829 from $ 9,115,000 to $ 12,656,829 to be totally subscribed by Buyers. Stockholders will renounce their preemptive right to subscribe their pro rata portion of the Subscribed Shares. Buyers will subscribe the Subscribed Shares.The Subscribed Shares will be paid as follows: (a) 25% of the Subscription Price, at Closing; and (b) the balance, that is to say 75% of the Subscription Price, within two (2) years as from Closing Date or at an earlier time as required in Section 1.3.4 of this Agreement; and (ii) an amendment to Cablevision S.A.'s by-laws in order to reflect as required or agreed, an to the fullest extent permitted by applicable law, the provisions of the Stockholders Agreement;

     (B) Stockholders shall notify the Companies the transfer of the Shares according to the terms of Section 215 of Argentine law N degrees 19,550;

     (C) Stockholders will cause to Companies to duly register the transfer of the Shares in the respective Shareholders Registry Book of each of the Companies and in the certificates representing the Shares;

     (D) a Board of Directors meeting appointing the respective president and vicepresident of each of the Companies and the Subsidiaries, will take place;

     (E) the Board of Directors of Cablevision S.A. shall issue the provisional certificates representing the Subscribed Shares;

     (F) Stockholders and Buyers will cause Cablevision S.A. to duly register the issue of the Subscribed Shares in Cablevision S.A.'s Shareholders Registry Book.


                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

                              OF THE STOCKHOLDERS
                              -------------------

     Stockholders represent and warrant to Buyers, as of the Closing, as follows:

     SECTION 2.1.   Organization and Qualification.  The Companies and the
                    ------------------------------
Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of Argentina and have all requisite corporate power and authority to own, lease and use its Assets as they are currently owned, leased and used and to conduct the Company Business as it is currently conducted. The Companies and the Subsidiaries are duly qualified or licensed to do business and are in good standing under the laws of each jurisdiction in which the character of the Company Business makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the relevant Company or Subsidiary or on the validity, binding effect or enforceability of this Agreement.

     SECTION 2.2.   Good title. Stockholders have  good, valid, marketable and
                    ----------
exclusive title to the Shares free and clear of any liens, encumbrances, rights of first refusal (except as agreed herein and as provided in the current shareholders agreement of the Companies), pledges or claims, with full right and lawful authority to transfer the Shares to Buyers. At Closing, Stockholders will reciprocally waive their right of first refusal to acquire the shares of the Companies under the Amended and Restated Shareholders Agreement dated April 25, 1995. There are no other outstanding options, warrants or any other pre-emptive rights or commitments of any kind for third parties to acquire or become beneficiary of the Shares or the common stock of the Company and the Subsidiary in any way. All of the Shares have been duly authorized and validly issued and have been fully paid for and there are no pending increases of capital nor convertible securities. There is a capital reduction pending of registration before the Public Registry of Commerce of the City of Buenos Aires, which has carried the corporate capital to $ 9,115,000.00 and there are no outstanding certificates either provisional or not which have not been duly cancelled. All existing certificates represent the corporate capital of $9,115,000.00.

     SECTION 2.3.   Authority and Validity. Each Stockholder has authority to
                    ----------------------
execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Stockholders and the performance by Stockholders of their obligation hereunder, and the consummation by Stockholders of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate and other appropriate action of Stockholders. This Agreement has been duly executed and delivered by Stockholders and is the valid and binding obligation of Stockholders, enforceable against Stockholders in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditor's rights generally or by principles governing the availability of equitable remedies.

     SECTION 2.4.   No Breach or Violation.  Subject to obtaining COMFER
                    ----------------------
Approval, the execution, delivery and performance of this Agreement by Stockholders will not: (a) constitute a violation of any provision of the charter or bylaws of any Company or Subsidiary; (b) constitute a violation of any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person save in accordance with applicable Stockholders Agreement; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of the Company under, or (iv) result in the creation or imposition of any Encumbrance under, any Company Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which any Company or any Subsidiary is a party or by which any Company or any Subsidiary, any Company Business or any of their Assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, any Company Business, any Company or any Subsidiary.

     SECTION 2.5.   Assets. Every Company and every Subsidiary has exclusive,
                    ------
good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 2.6 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except restrictions stated in the Governmental Permits. Except as set forth on Exhibit 2.5 , none of the Equipment is leased by any Company or Subsidiary from any other Person. The Assets will remain in each Company and in each Subsidiary and are all the assets necessary to permit Buyers to conduct the Company Business substantially as it is being conducted on the date of this Agreement in compliance with all Legal Requirements, save for the trademark exception referred to in Section 2.8 herebelow. All the Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. Neither the Stockholders nor any affiliate of Stockholders other than the Companies and the Subsidiaries has been granted or has applied for a cable television franchise in any area currently served by the Company Business.

     SECTION 2.5.A  Accounts Receivable The accounts receivable shown in the
                    -------------------
Balance Sheet of each of the Companies and the Subsidiaries, and any additions made thereto since the Balance Sheet Date have arisen in the ordinary course of business and are valid and genuine and are current and collectible net of the reserves shown on such financial statements. All accounts for basic cable television services furnished by any Company or Subsidiary which are more than sixty (60) days past due are addequately provisioned in the Companies and Subsidiaries financial statements.

     SECTION 2.6.   Real Property.
                    -------------
     2.6.1. All the Assets consisting of Real Property interests are described in Exhibit 2.6.1. Each Company and each Subsidiary has valid leasehold interests in Real Property leased by each Company and by each Subsidiary and, with respect to other Real Property not owned or leased by each said Company or each said Subsidiary, each Company and each Subsidiary has the valid and enforceable right to use all other Real Property pursuant to easements, licenses, rights-of-way or other rights.

     2.6.2. The documents delivered by each Company, each Subsidiary or Stockholders to Buyers as evidence of each lease of Real Property constitute the entire agreement with the landlord in question, except for the agreements indicated under Exhibit 2.6.2 which will be renegotiated in order to have them meet current practice and market prices. There are no leases or other agreements, oral or written, granting to any Person other than the corresponding Company or Subsidiary the right to occupy or use any Real Property. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the corresponding Company's or Subsidiray's current use of, any Real Property are valid and in full force and effect, and the corresponding Company and Subsidiary has not received any notice with respect to the termination or breach of any of those rights. Each parcel of Real Property, any improvements constructed thereon and their current use conform in all material respects to
(a) all applicable Legal Requirements, including zoning requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

     SECTION 2.7.   Compliance with Law: Governmental Permits.
                    -----------------------------------------

     2.7.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Company Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on the System, the Company Business, any of the Companies or any of the Subsidiaries. None of the Companies or the Subsidiaries has received any notice claiming a violation by any Company or any Subsidiary or the Company Business of any Legal Requirement applicable to a Company or a Subsidiary or to the Company Business as it is currently conducted and to Stockholders' best knowledge, there is no basis for any claim that such a violation exists except for municipal charges and levies being pursued and which the relevant Company or Subsidiary is diligently arguing. Stockholders, Companies and Subsidiaries are in material compliance with the laws of the Argentine Republic.

     2.7.2. Complete and correct copies of the Governmental Permits applicable to each of the Companies and to each of the Subsidiaries have been delivered by Cablevision S.A. to Buyers. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and the Companies and the Subsidiaries are in material compliance with the terms and conditions of all Governmental Permits and with other applicable requirements of all Governmental Authorities relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records, save for the topics mentioned in Exhibit 2.7.2.

     2.7.3. Without limiting the generality of the foregoing: (a) the operation of each Company Business and each System has been, and is, in material compliance with the rules and regulations of the Argentine Republic, (b) Companies and Subsidiaries have made all filings required to be made with the Governmental Authorities; (c) Companies and Subsidiaries have provided all notices to subscribers and maintained all public files required under Argentine Law; (d) each System is in material compliance with all signal leakage criteria prescribed by the Argentine regulations; and (e) the Company and the Subsidiaries have filed for or have completed authorizations to carry all signals it carries and all authorizations needed to utilize the frequency on which these signals are carried.

     SECTION 2.8.   Patents.  Trademarks and Copyrights.  Companies and the
                    -----------------------------------
Subsidiaries have timely and accurately made all requisite filings and payments with the Register of Copyrights and are otherwise in material compliance with all applicable rules and regulations of the Copyright Office. Stockholders have delivered to Buyers complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to each Company Business. Each Company and each Subsidiary has collected and paid to the appropriate Governmental Authority all withholding taxes payable on fees and/or royalties paid to non-resident suppliers and licensors. Companies and the Subsidiaries do not possess any patent, patent right, trademark or copyright except for licenses respecting program material and obligations applicable to cable television systems generally. The operation of the Company Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like. A detail of existing trademarks registered in each Companies and the Subsidiaries' name is included under Exhibit 2.8. Stockholders and Buyers expressly acknowledge that the "Cablevision" trademark, and any and all other Cablevision related trademarks, are not included in the Assets and that therefor the use of said trademarks, after the expiration of the term referred to in Section 1.7.1.A, will be entirely dependant on the eventual agreements which may be reached with their owners. Therefore, to this respect Stockholders give no representation or warranty in relation to eventual future use of said trademarks.

     SECTION 2.9.   Financial Statements. Stockholders will and shall cause the
                    --------------------
Companies and the Subsidiaries to cooperate fully with Buyers in the production of financial statements, and with the production of all financial statements and related information required in connection with Buyers' reporting obligations to the SEC.

     SECTION 2.10

     2.10.1 Balance Sheet: Stockholders have furnished to Buyers copies of the
            -------------
Balance Sheets of Cablevision S.A., Construred S.A., and Univent's S.A. which are true, correct and complete in all material effects, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and fairly present the financial conditions of the Companies and the Subsidiaries, the consolidated financial conditions of the Companies and the Subsidiaries and the results of their operations as of the date thereof or throughout the periods covered thereby.

     Since Balance Sheet Date (i) each Company and each Subsidiary has been operated only in the ordinary course, (ii) neither the Companies nor the Subsidiaries has sold or disposed of any Assets other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, Assets, prospects or condition (financial or otherwise) of Company or Subsidiary, other than changes affecting the cable television industry generally. Between the Balance Sheet Date and the Closing, there have not been modifications to the Balance Sheet other than in the ordinary course of business, given the current competitive climate in the Argentine cable market. Buyers agree that Cablevision S.A.'s purchase of Televisora La Plata S.A. (and of any participation in any of the other Companies and the Subsidiaries) was done in the ordinary course of the Company Business.

     2.10.2 Undisclosed liabilites: There are no liabilities (whether direct,
            ----------------------
absolute, accrued, contingent, disputed or otherwise) of any of the Companies nor of any of the Subsidiaries, other than liabilities (i) reflected or reserved against, under GAAP if pertinent, on the Balance Sheet of Cablevision S.A., Univent's S.A. and Construred S.A. delivered to Buyers or, (ii) incurred since the Balance Sheet Date in the ordinary course of the business and under normal market prices and conditions, consistent with the past practice of the Companies and the Subsidiaries and which do not, and could not have a material adverse effect on each of the Companies or the Subsidiaries.

     Stockholders represent that all Current Assets and Liabilities as of June 30, 1997 have been adequately reported and accounted for and that there is no Net Debt, disclosed or undisclosed, for which reasonable provision have not been accounted pursuant to GAAP, if pertinent.

     SECTION 2.11.  Company Contracts Except as disclosed in Exhibit 2.11,
                    -----------------
neither the Company nor any of the Subsidiaries has any contract that: (i) have not been entered in the ordinary course of business and under normal market conditions; or (ii) for a term of more than two (2) years that can not be terminated without a reasonable notice or with a reasonable indemnification; or
(iii) between the Company or the Subsidiaries on the one hand, and Eduardo Eurnekian, any of the Stockholders, or (in the case of TINTA, to the best of its knowledge) any Affiliate of Eduardo Eurnekian or any of the Stockholders.

     SECTION 2.12.  Legal Proceedings. Except as set forth on Exhibit 2.12
                    -----------------
there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitration pending, or to Stockholders' best knowledge, threatened, involving or affecting all or any part of any Company Business or any Company or any Subsidiary.

     SECTION 2.13.  Tax Returns: Other Reports. Every Company and every
                    --------------------------
Subsidiary has duly and timely filed in proper form all income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by every Company and every Subsidiary have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Each Company and each Subsidiary has filed all tax returns and other documents necessary and is eligible to receive the tax treatment it has requested under tax amnesty plans. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period.

     SECTION 2.14.  Employment Matters.
                    ------------------

     2.14.1. Each Company and each Subsidiary has complied in all material respects with all Legal Requirements relating to the employment of labor, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity and benefit plans, age and disability discrimination, immigration control and the payment and withholding of taxes.

     2.14.2. Except as provided in Exhibit 2.14.2 no Company nor any Subsidiary is bound by any contract with any labor organization. No other union or other collective bargaining unit been certified as representing any of its employees, neither the Companies nor the Subsidiaries have received any other requests from any party for recognition as a representative of employees for collective bargaining purposes.

     SECTION 2.15.  Finders and Brokers. Stockholders have not employed any
                    -------------------
financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyers, the Companies or the Subsidiaries could be liable.

     SECTION 2.16.  Disclosure. No representation or warranty by Stockholders in
                    ----------
this Agreement or in any Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Stockholders in relation to the Companies or the Subsidiaries pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth herein concerning each Company Business is accurate and complete in all material respects.

     SECTION 2.17.  Televisora La Plata S.A. Since this Subsidiary was acquired
                    ------------------------
recently (August 1, 1997), Stockholders cannot make any representation or warranties with respect to it. However, Cablevision S.A. received from sellers of such System representations and warranties equivalent to the ones provided herein.

     SECTION 2.18. The Shares and the Subscribed Shares at Closing will constitute the 64.5 % of the outstanding capital stock of each of the Companies. Neither Stockholders nor any of the Companies has any obligation to issue shares corresponding to capital contributions pending to be capitalized, except for those indicated in Exhibit 2.18. which are hereby transferred to Buyers in corresponding proportion.

     SECTION 2.19 Neither Cablevision S.A. nor any of the Companies has any obligation to pay any amount to Televisora La Plata S.A. related to the capital increase approved by the Extraordinary Shareholders Meeting celebrated on July 13, 1997.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BUYERS
                   ----------------------------------------

     Buyers represent and warrant to the Stockholders that:

     SECTION 3.1    Organization, Power and Authority. Buyers are corporations
                    ---------------------------------
duly organized, validly existing and in good standing under the laws of their countries of incorporation and have the sufficient legal power and authority to own or lease and to operate their properties and to carry on their businesses as now being conducted.

     SECTION 3.2    Authorization. Buyers have the corporate power and
                    -------------
authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations under this Agreement, at their sole discretion, their being lawfully entitled to participate in the transaction described herein. This Agreement, upon its execution and delivery by Buyers (assuming the due authorization, execution and delivery hereof by the Stockholders), will constitute the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms, and the rules of law of the country and/or State to which this Agreement is submitted as per
Section 8.12 hereunder.

     SECTION 3.3    No Conflict or Violation. Neither the execution and
                    ------------------------
delivery of this Agreement by Buyers nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Articles of Incorporation of Buyers, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Buyers are parties or by which Buyers or any of their property or assets may be bound or materially affected, or (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyers or upon the property or business of Buyers.

     SECTION 3.4.   Brokers' Fees.  No broker, finder or similar agent has been
                    -------------
employed by or on behalf of Buyers in connection with this Agreement or the transactions contemplated hereby, and no person or entity with which Buyers have had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, for which Companies and the Subsidiaries could be liable.

     SECTION 3.5.   Disclosure.  No representation or warranty by Buyers in this
                    ----------
Agreement, or any statement, list or certificate furnished or to be furnished by Buyers pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

                                  ARTICLE IV
                             CONDITIONS PRECEDENT

     SECTION 4.1 The following conditions precedent must be satisfied before any party is obligated to close the transactions contemplated herein:

     4.1.1 Stockholders shall provide to Buyers evidence satisfactory to Buyers that either: (i) Stockholders have complied with all actions to give US West Media Group Inc. ("US West") and Samuel Liberman the options contemplated in the First Refusal/Tag Along Agreement executed between TINTA and US West on July 1997 (The "US West Agreement") and that the term for US West exercising such options has expired without US West having exercised any such options; or (ii) US West has waived the right to exercise such options.

     4.1.2. Stockholders should have reciprocally waived their respective right of first refusal to acquire the Shares.

     4.1.3 Stockholders should have transferred to any of the Subsidiaries their respective ownership of shares in Televisora Belgrano S.A., Fiber-Tel TCI2 S.A and Oeste Cable Color S.A.


                                   ARTICLE V
                                 MISCELLANEOUS
                                 -------------


  SECTION 5.1  Survival of Representations, Warranties and Agreements.  The
               ------------------------------------------------------
representations and warranties of Stockholders in this Agreement and in the documents and instruments to be delivered by Stockholders pursuant to this Agreement will survive until the third anniversary of the Closing Date, except that (a) all such representations and warranties with respect to any federal, state or local taxes, labor, social contributions, governmental authorizations, employee benefits and tort and contract claims will survive until 180 days after the expiration of the applicable statute of limitations (including any extensions). The representations and warranties of Buyers in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the third anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section are referred to as the "Survival Period". The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyers in a written notice to Stockholders before such expiration or about which Stockholders have given Buyers written notice before such expiration indicating that facts or conditions which exist or that, with the passage of time or otherwise, can reasonably be expected to result in a breach.

  SECTION 5.2  Indemnification by Stockholders. (a) Stockholders will jointly
               -------------------------------
and severally indemnify and/or defend and/or hold harmless Buyers, their successors and assigns, from and against:

  (i) all losses, damages, liabilities, deficiencies or obligations of or to any Company (including, without limitation, any undisclosed or under reserved, contingent liabilities, referred to in Section 2.10.2), Buyers or any such other indemnified person resulting from or arising out of (A) any material misrepresentation or breach of warranty or any material non-performance or breach of any representation contained in this Agreement or any additional agreements; (B) the ownership of the Shares, the ownership or operation of each Company Assets, or the control, management or operations of each Company Business, whether known or unknown, asserted or unasserted, now existing or arising at any time including, without limitation, fines or forfeitures imposed or threatened to be imposed by any authority for any operation of any Company Business at or prior to the Closing Date which was not in material compliance with applicable rules, or for any operation at or prior to the Closing Date of any facility used in conjunction with the operation of any Company Business which was not in material compliance with said rules and any future, additional assessment imposed on Buyer or any Company or Subsidiary after the Closing Date by the Copyright Tribunal, the liability for which occurred prior to the Closing Date, but excluding any liabilities described in this Agreement; and

  (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, agreed to settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

  No amounts of indemnity shall be payable under this paragraph (a) as a result of undisclosed or under reserved contingent liabilities referred to in Section 2.10.2, until and unless the amount of indemnification payable to Buyers hereunder (either individually or in the aggregate) exceeds two million United States Dollars (US$ 2,000,000). Any and all excess over such amount will make Stockholders liable for all amounts payable under this paragraph (including the US$ 2,000,000 referred to hereabove). The maximum aggregate amount of indemnity payable by Stockholders as a result of undisclosed or under reserved contingent liabilities referred to in Section 2.10.2, shall be fifteen million United States Dollars (US$ 15,000,000).

  (b) Stockholders will jointly and severally indemnify and/or defend and/or hold harmless Buyers, their successors and assigns, from and against all losses, damages, liabilities, deficiencies or obligations of or to any Company, Buyers or any such other indemnified person resulting from or arising out any claims, including courts costs and attorneys fees, made by employees of Construred S.A. for any injuries or damages suffered prior to the Closing Date. Notwithstanding the foregoing, such indemnity obligation shall not extend to any claim by any employee of any of the Companies or Subsidiaries based on any -on -the- job illness or disease to be indemnified by the employer which has originated prior to the Closing Date if such claim is made by an employee whose employment has been terminated by such Company or Subsidiary after the Closing Date with or without legitimate cause. All other claims and monies payable will be faced exclusively by the pertinent employer.

  5.2.A Guaranty.  Eduardo Eurnekian hereby irrevocably and unconditionally
        --------
guarantees to the Buyers as a principal obligor, not merely a surety, the perfomance by Basilia Jaliquias and Natalio Wende of their obligations under this Agreement.

  SECTION 5.3 Indemnification by Buyers. Buyers agree, jointly and severally,
              -------------------------
to indemnify, defend and hold harmless Stockholders, their successors and assigns, from and against all losses, damages and expenses (including, agreed to, settlement costs and reasonable legal or other expenses) incurred by Stockholders or any other indemnified person in connection with any misrepresentation or breach of any warranty made by Buyers in this Agreement or the non-performance or breach of any representation, agreement or obligation of Buyers contained in this Agreement.

  SECTION 5.3.1 Buyers hereby represent that the Multicanal Stockholders Agreement of February 20, 1996 was rescinded by the parties and that the "Clarin Stockholders" do not have any right to any claim arising to such agreement. Notwithstanding the foregoing, Buyers agree to indemnify and hold Stockholders harmless from all claims or monies payable by Stockholders and/or Company (including reasonable attorneys fees) arising from the breach of said certain Multicanal S.A. stockholders agreement dated February 20, 1996 to which CEI and TISA were part of or the Clarin Compromise (as definedin the Stockholders Agreement) save, in case of the latter, if TINTA's agreement in the Stockholders Agreement regarding the Clarin Compromise is breached by TINTA. Buyers represent that they have no other commitments with the Persons included in Section 7.2 (f) of the shareholders agreement other than the ones stated hereabove. Any indemnification in this regard will be paid on an "as incurred" basis.

  SECTION 5.4 Third Party Claims. Promptly after the receipt by any party hereto
              ------------------
of notice of any claim, action, suit or proceeding (other than a claim, action, suit or proceeding against any of the Companies or the Subsidiaries) by any person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). At the sole expense and liability of the Indemnifying Party and within a reasonable time after the giving of such notice by the Indemnified Party, the Indemnifying Party shall: (i) admit or decline in writing to the Indemnified Party, the Indemnifying Party's liability to the Indemnified Party for such Action, (ii) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, (iii) post an indemnity or similar bond (in form and substance satisfactory to the Indemnified Party), in both cases for the full amount (including interest and penalties) for which the Indemnified Party may be liable as a result of such Action or provide other evidence satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay such amount in full, and (iv) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, in defending, compromising or settling any such Action in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be to the expense of the Indemnified Party. No Indemnified Party shall settle or compromise any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section. No Indemnifying Party shall settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party unless the Indemnified Party consents in writing to such compromise or settlement.

  SECTION 5.5 Assignment: Successors and Assigns; Third Parties.  No party to
              -------------------------------------------------
this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties.

  SECTION 5.6 Notices.  All notices or other communications required or
              -------
permitted to be given hereunder shall be in writing and shall be delivered by hand (acknowledgment of receipt requested) or through a notary public, or sent by facsimile, telegram or registered mail (carta documento) and shall be deemed given when so delivered by hand or through a notary, or if faxed, telegraphed or mailed when so delivered. Said notices and communications must be addressed as follows:


  If to TINTA, addressed to:                 If to EE, addressed to:


  Tele-Communications International, Inc.    Mr. Eduardo Eurnekian
  5619 DTC Parkway                           Honduras 5663
  Englewood, Colorado 80111, U.S.A.          (1414) Capital Federal

  Attention: President                       Republica Argentina
  Telephone: (1 303) 267 5216                Telephone: (54 1) 778 6796
  Telecopier: (1 303) 267 6499               Telecopier: (54 1) 778 6761


with a copy to:                              with a copy to:

  Tele-Communications  International, Inc.   Mr. Mariano Ibanez
  5619 DTC Parkway                           Honduras 5663
  Englewood, Colorado 80111, U.S.A.          (1414) Capital Federal
  Attention:  General Counsel                Republica Argentina

  Telephone:  (1 303) 267 4800               Telephone: (54 1) 778 6585
  Telecopier: (1 303) 488 3245               Telecopier: (54 1) 778 6765


and to:


  M & M BOMCHIL - Abogados
  Suipacha 268, 12th floor
  1355 - Buenos Aires, Argentina
  Attention: Mr. Marcelo E. Bombau
  Telephone: 328 8400
  Fax: 326 7217


If to CEI, addressed to:

  CEI Citicorp Holdings S.A.
  Tucuman 1, 19th floor
  1049 Buenos Aires
  Attention: Legal Department
  Telephone: (541) 310 6924
  Fax: (541) 310 6971


  If to TISA, addressed to:

  T.I. Telefonica Internacional de Espana S.A.
  Jorge Manrique 12
  28006 Madrid, Spain
  Attention: General Secretary
  Telephone: (341) 362 6600

  Fax: (341) 362 6654

  with a copy to:

  Estudio de los Dres. O'Farrell
  Avda. De Mayo 651, 4th floor
  1085 Buenos Aires, Argentina
  Attention: Pablo Hernan Miguens
  Telephone: (541) 346 1091
  Fax: (541) 346 1000 extension 4999

  or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 5.6 by any of the parties hereto to each of the other parties hereto.

     SECTION 5.7  Waiver: Remedies.  No delay on the part of Buyers, on the one
               ----------------
hand, or the Stockholders on the other, in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyers or the Stockholders of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Upon any default by the Buyers, on the one hand, or any of the Stockholders, on the other hand, the Buyers or any such Stockholder, as the case may be, may proceed to protect his or its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement or to enforce any and all other legal or equitable rights.

     SECTION 5.8  Entire Agreement.  This Agreement, including the Exhibits
                  ----------------
attached hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings of the parties relating thereto. There are no representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth in this Agreement or in the documents delivered at the Closing. All Exhibits annexed hereto, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.


     Exhibit A                Companies Stock

     Exhibit B                Shares

     Exhibit C                Stockholders Agreement

     Exhibit 1.4. (ii)        Management Agreement

     Exhibit 1.7.1 (A)        Resignations

     Exhibit 2.5              Leased Equipment

     Exhibit 2.6.1            Real Estate
     Exhibit 2.6.2            Agreements under Renegotiation

     Exhibit 2.7              Claims at Municipalities

     Exhibit 2.8              Trademarks

     Exhibit 2.11             Company Contracts

     Exhibit 2.12             Legal Proceedings

     Exhibit 2.18             Capital Contributions Pending to be Capitalized

  SECTION 5.9  Amendments; Waivers.  This Agreement may be modified or amended
               -------------------
only by a written agreement signed by Buyers and Stockholders. Provisions hereof may be waived, and other actions permitted hereunder or contemplated hereby may be taken, in the case of Buyers, by an instrument signed by Buyers, and in the case of the Stockholders, by an instrument signed by Stockholders.

  SECTION 5.10  Further Assurances. Stockholders shall, at the request of
                ------------------
Buyers, at any time and from time to time following the Closing hereunder, execute and deliver to Buyers all such further instruments and take all such further action as may be reasonably necessary or appropriate in order more effectively to sell, assign, transfer and convey to Buyers, or to perfect or record Buyers' title to or interest in, the Shares sold hereunder. Buyers shall at any time and from time to time following the Closing hereunder execute and deliver to the Stockholders, all such further instruments and take all such further action as may reasonably be necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement. The parties hereto shall use their best efforts to consummate the transactions contemplated by this Agreement.

  SECTION 5.11 Counterparts. This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original but all of which together shall constitute a single instrument.

  SECTION 5.12 Governing Law: Choice of Forum.  This Agreement shall be
               ------------------------------
governed by and construed in accordance with the laws of the Republic of Argentina.

  SECTION 5.13 Submission to Arbitration.  The parties will use their best
               -------------------------
efforts to resolve amicably any disputes arising under this Agreement, or those contained in its Exhibits or schedules. Except as otherwise expressly provided herein, all disputes arising between the parties under this Agreement which cannot be resolved amicably shall be resolved by submission to arbitration pursuant to the Rules of the Inter-American Commission on International Commercial Arbitration then in force. The arbitration shall be held in Geneva, Switzerland. There shall be three arbitrators, one selected by the Stockholder, one selected by the Buyer and the third selected by mutual agreement of the parties, and failing their agreement, pursuant to the Rules of the Commission. None of the arbitrators shall be citizens of the U.S.A. or the Republic of Argentina. The arbitration shall be conducted in the English and Spanish languages. The arbitrators shall decide the case on the basis of Argentine law, and shall give written reasons for their award. The party in whose favour an award is issued shall be entitled to recover its costs or the arbitration, and any costs incurred in the enforcement of the award, including reasonable attorney's fees. The award of the arbitrators may be enforced in any jurisdiction where a party has assets or may be found, and the parties hereby irrevocably waive, to the fullest extent permitted by law, any defenses to recognition and enforcement of the award on the grounds of the invalidity of the submission to arbitration, and improper constitution of the arbitral panel (if constituted pursuant to this Section).

  SECTION 5.14 Disclosure. This Agreement does not contain any untrue statement
               ----------
nor omit to state a material fact necessary to make the statements contained herein not misleading. There is no fact known to Stockholders which materially and adversely affects, or which in the future may so affect, the Shares which has not been set forth in this Agreement.

  SECTION 5.15 Captions.  All section titles or captions contained in this
               --------
Agreement, in any Exhibits annexed hereto and the table of contents to this Agreement are for convenience only, and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections, except otherwise indicated, are to sections of this Agreement.

  SECTION 5.17. This Agreement is executed in English. Prior to Closing, the parties in good faith will execute an Spanish version, and once executed the Spanish version shall prevail.

  SECTION 5.18. The Stockholders and Buyers will execute those documents which may be necessary for the best implementation of the agreements contained herein.

  SECTION 5.19. (a) The parties agree that the transactions contemplated in this Agreement and those to be carried out at Closing are made "ad referendum" of the corresponding COMFER Approval. Notwithstanding said approval pending the execution and undertanking of the obligations mentioned in this Agreement is considered to be defintive between the parties. Should COMFER object Buyers incorporation to the Company for reasons attributable to Buyers, and without prejudice of carrying out administrative and/or judicial procedures which may be pertinent, in the relation between the parties, the Buyers will be considered as having acted on behalf of one or various third parties, whose names are pending disclosure and who must count with pertinent COMFER Approval. The parties will carry out the best efforts to obtain COMFER Approval for the incorporation of the Buyers or their eventual assignees.

  (b) Until COMFER Approval for the incorporation of Buyers or their assignees is obtained, the internal corporate relation will recognize Buyers' rights as herein described.


  SECTION 5.20. (a) Termination. Anything herein to the contrary
                    -----------
notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (a) by mutual written consent of Buyers and Stockholders or (b) by any of the parties if any of the conditions precedent to Closing set forth in Article IV of this Agreement have not been met on the Closing Date and Buyers are not in default of their obligations hereunder, or (c) by Stockholders if US West exercises the first refusal option under the US West Agreement (as defined in Section 4.1.1). Termination under points (b) and (c) of the immediately preceding sentence shall be effective when a notice of termination is deemed to have been given pursuant
Section 5.6 hereof by the party
or parties giving such notice to the other party or parties to whom such notice is directed.

  (b) Effects of Termination. If  this Agreement is terminated as provided in
      ----------------------
paragraph (a) hereabove and the transactions contemplated hereby are not consummated, this Agreement shall have no further force and effect and Stockholders shall immidiatelly return to Buyers the amounts paid on July 25, 1997 referred to in Section 1.2, except if termination is caused by, or attibutable to Buyers.

  SECTION 5.21. The parties agree that this Agreement and its Exhibits may be subject to minor adjustments that before Closing may be requested in good faith by any of the parties.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


               1)   Stockholders:

                    Tele-Communications International, Inc.
                    By: Mr. Fred A. Vierra
                    Chief Executive Officer


                    and


                    By: Eduardo Eurnekian
                    on behalf of
                    Natalio Wende and
                    Basilia Jaliquias


               2)   Buyers:

                    CEI CitiCorp Holdings S.A.
                    By: Mr. Ricardo  Handley
                    Chairman.

                    and


                    T.I. Telefonica Internacional de Espana S.A.
                    By:
                    Attorney in fact